Exhibit 10.14
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of January 13, 2017 (the “Effective Date”) between Trupanion, Inc. and its wholly owned subsidiary American Pet Insurance Company (“APIC”) (collectively with their affiliated entities the “Company”) and Timothy Graff (“Executive”) (Executive and the Company are referred to herein as a “Party” or the “Parties”).

RECITALS

WHEREAS, the Company desires to employ Executive as President of APIC.

WHEREAS, the Company and Executive desire to set forth the terms and conditions of their agreement and understandings with respect to the employment of Executive.

NOW THEREFORE, in consideration of the above recitals and the mutual promises and benefits contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	EMPLOYMENT.

a.
Position and Duties of Executive. Executive shall continue to serve as the President of APIC, and will faithfully and prudently perform such duties and responsibilities that the Chief Executive Officer of Trupanion, Inc. (“CEO”) from time to time may determine appropriate. It is the Parties’ intent that Executive will focus primarily on developing new revenue partnerships for the Company.

b.	Performance. During Executive’s employment with the Company, Executive shall devote his professional time, energy, knowledge, skill and reasonable best efforts to the business of the Company.

2.	AT-WILL EMPLOYMENT.

Executive’s employment with the Company is at-will and not for any specified period, and may be terminated at any time, with or without Cause (as defined in Section 7.e.), by either Executive or the Company, subject to the provisions regarding termination set forth below in Section 7.f. No representative of the Company, other than the CEO, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Company’s CEO. Nothing in this Agreement is intended to or should be construed to contradict, modify, or alter this at-will relationship.

3.	COMPENSATION.

a.	Variable Salary. On or before the 15th of each month, the Company or an affiliate shall pay Executive in accordance with the schedule set out on Exhibit A. At the request of Executive, the Company will use its best efforts to make these payments in whole or in part in restricted stock or stock options instead of in cash.

b.
Bonus. The Company shall pay to Executive an annual cash bonus in or about February 2017, subject to the approval of the Board of Directors of Trupanion, Inc., or the compensation committee thereof, as applicable, based on the achievement of (a) corporate performance goals and (b) individual performance objectives as follows: 50% of the bonus is based on the Company’s achievement of objectives and 50% is based on Executive’s individual achievement of quarterly objectives with respect to 2016, as previously defined by CEO. The target amount of this bonus at 100% achievement for both categories will be $96,000. The above-described bonus will be paid only if Executive is an active employee at the time the annual bonus is paid in 2017. Unless agreed otherwise in writing, other than the bonus to be paid in February 2017, the Company will not pay Executive any future annual bonus.

c.
Stock Options. All stock options previously granted to Executive will continue to vest according to the terms of the Company’s stock option plan and the terms of the prior grants to Executive. Unless otherwise agreed in writing, going forward the Company will not grant Executive any additional stock options.

d.
Vacations. From the Effective Date forward, Executive shall be entitled to accrue up to four weeks of vacation annually. Such vacations shall be taken at times consistent with the effective discharge of Executive’s duties and the reasonable business needs of the Company. Unless specifically stated to the contrary in writing by the Company, unused vacations in any year shall be treated consistently with the policies, rules and regulations adopted by the Company applicable to senior executives of the Company.

e.
Other Benefits. During Executive’s employment with the Company, Executive is entitled to participate in any group health insurance plan, 401(k) plan, group life plan, and any other benefit program or policy that is made available, from time to time, to executives of the Company, subject to the terms of the plan documents, as such plans may be modified, amended, terminated, or replaced from time to time.

f.
Reimbursement of Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company. To obtain reimbursement, expenses must be submitted as soon as practicable with appropriate supporting documentation and will be reimbursed in accordance with the Company’s policies.

4.	CONFIDENTIAL INFORMATION.

a.
Continuing on an ongoing basis during Executive’s employment, the Company shall continue to give Executive Confidential Information. Such Confidential Information excludes information that is either in the public domain or was known to Executive prior to the commencement of any employment by the

Company of Executive. For purposes of this Agreement, “Confidential Information” includes, but is not limited to:

i.
Information concerning trade secrets, customers, clients, marketing, business and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data, emails and other correspondence or any other confidential or proprietary information possessed, owned or used by the Company;

ii.	Sales and marketing information, plans and strategies;

iii.	Product information, plans and strategies, including pricing methods and information;

iv.	Employee lists and salary information, personnel evaluations and evaluation procedures;

v.	Finance strategies, systems, research, plans, reports, recommendations and conclusions;

vi.	Acquisition or other transactional strategies;

vii.
Names, arrangements with, or other information relating to the Company’s customers, clients, suppliers, financiers, owners or operators, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company;

viii.Technical information, work-product and know-how; and

ix.	Cost, operating and other management information systems, and other software and programming.

b.
In exchange for the Company’s promises to provide Executive with Confidential Information, Executive shall not during his employment with the Company under this Agreement, or at any time thereafter, disclose to anyone else, or publish, or use for any purpose, any Confidential Information, except as: (i) required in the ordinary course of the Company’s business or Executive’s work for the Company, (ii) required by law or court order, or (iii) directed and authorized in writing by the Company.

c.
Return of Company Property. At the conclusion of Executive’s employment with the Company, for any reason, Executive shall immediately return and deliver to the Company any and all computers, hard drives, papers, books, records, documents, memoranda, manuals, emails, electronic or magnetic recordings or data, including all copies thereof, laptops, pagers, personal digital assistants, cell phones, corporate credit cards, keys, and/or access cards, and any other property belonging to the Company or any affiliate that are in Executive’s possession, whether prepared by Executive or others. If at any time after termination of Executive’s employment, for any reason, Executive determines that Executive has any company property not previously returned, Executive shall immediately return such property to the Company.

d.	The Company is the exclusive owner of all Confidential Information.

5.	OWNERSHIP AND USE

a.
The Company shall be the exclusive owner of all Inventions, Materials and Proprietary Rights. For the purposes of this Agreement, “Invention” means any product, device, technique, know-how, computer program, algorithm, method, process, procedure, improvement, discovery or invention, whether or not patentable or copyrightable and whether or not reduced to practice, that (a) is within the scope of the Company's business, research or investigations or results from or is suggested by any work performed by Executive for the Company and (b) is created, conceived, reduced to practice, developed, discovered, invented or made by Executive while employed by the Company, whether solely or jointly with others, and whether or not while engaged in performing work for the Company. For the purposes of this Agreement, “Proprietary Right” means any patent, copyright, trade secret, trademark, trade name, service mark, maskwork or other protected intellectual property right in any Confidential Information, Invention or Material. For the purposed of this Agreement, “Material” means any product, prototype, model, document, diskette, tape, picture, design, recording, writing or other tangible item that contains or manifests, whether in printed, handwritten, coded, magnetic or other form, any Confidential Information, Invention or Proprietary Right.

b.
Executive assigns and transfers, and agrees to assign and transfer, to the Company all rights and ownership that Executive has or will have in Confidential Information, Inventions, Materials and Proprietary Rights, subject to the limitations set forth in Section 5.f. and in the notice below. Further, Executive waives any Moral Rights that Executive may have in any Confidential Information, Inventions, Materials and Proprietary Rights. For the purposes of this Agreement, “Moral Rights” means all rights of paternity, integrity, disclosure and withdrawal, and any other right that may be known as “moral rights”). Executive will take such action (including signature and assistance in preparation of documents or the giving of testimony) as may be requested by the Company to evidence, transfer, vest or confirm the Company's rights and ownership in Confidential Information, Inventions, Materials and Proprietary Rights. Executive agrees to keep and maintain adequate and current written records of all Inventions and Proprietary Rights during the Term. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times. Executive will not contest the validity of any Proprietary Right, or aid or encourage any third party to contest the validity of any Proprietary Right of the Company.

c.	If the Company is unable for any reason to secure Executive’s signature to fulfill the intent of the foregoing paragraph or to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions assigned to the Company above, then Executive irrevocably appoints the Company and its authorized agents as Executive’s agent and attorney in fact, to transfer, vest or confirm the Company's rights and to execute and file any such applications and to do all other lawful acts to further the prosecution and issuance of letters patent or copyright registrations with the same legal force as if done by Executive.

d.
Except as required for performance of Executive’s work for the Company or as authorized in writing by the Company, Executive will not (a) use, disclose, publish or distribute any Confidential Information, Inventions, Materials or Proprietary Rights or (b) remove any Materials from the Company's premises.

e.
Executive will promptly disclose to the Company all Confidential Information, Inventions, Materials or Proprietary Rights, as well as any business opportunity that comes to Executive’s attention while employed by the Company and that relates to the business of the Company or that arises as a result of Executive’s employment with the Company. Executive will not take advantage of or divert any such opportunity for the benefit of Executive or anyone else either during or after his employment by the Company without the prior written consent of the Company.

f.
Exhibit C is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets that were made by Executive prior to Executive’s employment (collectively referred to as “Prior Inventions”), which belong to Executive, which relate to the Company's current or proposed business, products or research and development, and which are not assigned to the Company; or, if no such list is attached, Executive represents that there are no such Prior Inventions. If, while employed, Executive incorporates into a Company product, process or machine a Prior Invention owned by Executive or in which Executive has an interest, the Company is granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

NOTICE: Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate Executive to assign or offer to assign to the Company any of Executive’s rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and that was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company. This satisfies the written notice and other requirements of RCW 49.44.140.

6.	RESTRICTIVE COVENANTS.

a.
The covenants contained in this Section 6 are made by Executive in consideration for (i) the Company’s promise to provide Confidential Information to Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and (iii) the compensation and other benefits afforded by the Company to Executive. To protect the Company’s Confidential Information, Executive agrees to enter into the following restrictive covenants.

i.
Non-Competition. Executive agrees that, during Executive’s employment with the Company and during the Restricted Period (defined below), other than in connection with Executive’s duties under this Agreement, Executive will not, without the prior written consent of the Company, directly or indirectly: (1) have any ownership interest in an entity that engages in the business of providing medical and/or health insurance for pets, including, without limitation, acting as a general agent and/or an underwriter of any form of such insurance (“Pet Health Insurance”), or (2) engage in executive or managerial duties for an entity that is engaged in the business of Pet Health Insurance, or (iii) otherwise engage accept work, enter into contracts, or provide any services, directly or indirectly, to an entity or individual that is, directly or indirectly, engaged in business of Pet Health Insurance. Notwithstanding the foregoing, during Executive’s employment with the Company and during the Restricted Period, Executive shall be permitted to own, directly or indirectly, solely as an investment, securities of any entity that are publicly traded on any national securities exchange if Executive is not the controlling shareholder, or a member of a group that controls such entity, and directly or indirectly, does not own five percent or more of any class of securities of such entity.

For purposes of this Agreement, “Restricted Period” means a period of three years following the later of (i) the termination of Executive’s employment for any reason or (ii) receipt of the final Termination Payment (as defined below).

ii.
Non-Solicitation. Executive agrees that, during Executive’s employment with the Company and during the Restricted Period, other than in connection with performing duties under this Agreement, Executive will not, directly or indirectly, either as a principal, agent, employee, consultant, officer, director, stockholder, partner, investor, lender or in any other capacity, and whether personally or through other persons:

A.
Solicit, induce or attempt to solicit or induce, on behalf of himself or any other person or entity, any employee or independent contractor of the Company who had such relationship with the Company at the time of solicitation to terminate their employment or relationship with the Company and/or accept employment or any other relationship elsewhere;

B.	Solicit, induce or attempt to solicit or induce any client, business partner, or prospective client or business partner, of the Company to curtail their business relationship with the Company.

iii.
Tolling. If Executive violates any of the restrictions contained in this Section 6, the Restricted Period will be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the satisfaction of the Company, or a court issues a valid temporary restraining order or injunction requiring Executive to comply with his obligations under this Section.

iv.
Remedies. Executive acknowledges that the restrictions contained in Section 4 and this Section 6 of this Agreement, in view of the Company’s business and Executive’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violations of Section 4 and this Section 6 of this Agreement would result in irreparable injury to the Company. In the event of a breach, the Company shall be entitled to (1) a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, (2) recover attorneys’ fees, expenses and costs that the Company incurs in such action, and/or (3) recover any and all damages to which the Company may be entitled at law or in equity as a result of a breach of this Agreement.

v.
Reformation. The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise by unenforceable, and such restriction as modified shall be enforceable. Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its business and the goodwill thereof. Executive acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Executive has been engaged in the business of the Company, Executive’s reputation in the market for the Company’s business, and Executive’s relationships with the customers and business partners of the Company.

7.	TERMINATION.

Executive’s employment hereunder may be terminated as follows:

a.	Death. Executive’s employment hereunder shall terminate upon Executive’s death.

b.
Disability. The Company may terminate Executive’s employment hereunder (in accordance with the termination procedures set forth in Section 7.f. upon a determination of Disability of Executive. For purposes of this Agreement, “Disability” means a physical or mental condition that, in the judgment of a duly licensed physician specializing in the area of medicine applicable to any such Disability, and selected in good faith by the Company, prevents Executive from performing the material functions of his position with the Company, even with reasonable accommodation, for a period of not less than 180 consecutive days in any twelve-month period or 270 non-consecutive days in any twelve-month period.

c.	For Any Reason by the Company. The Company may terminate Executive’s employment at any time, subject to the termination procedures set forth in Section 7.f.

d.	For any Reason by Executive. Executive may terminate Executive’s employment at any time, subject to the termination procedures set forth in Section 7.f.

e.	For Cause by the Company. The Company may terminate Executive’s employment hereunder immediately for Cause. For purposes of this Agreement, “Cause” is defined as:

i.
acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of the Company;

ii.	Executive’s material breach of this Agreement;

iii.
Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or that otherwise negatively impacts Executive’s ability to effectively perform Executive’s duties hereunder;

If termination is based on this Section 7.e.i. or this Section 7.e.ii., Executive will have thirty days from receipt of written notice from the Company specifying the deficiency to cure the issue, if curable.

f.
Termination Procedure. Any termination of Executive’s employment by the Company or by Executive (other than termination pursuant to Section 7.a, 7.b. or 7.e) shall be communicated by written Notice of Termination to the other Party hereto in accordance with Section 12 not less than thirty days prior to the termination date, except as otherwise set forth herein. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon as the basis for such termination and setting forth the specific reason(s) for such termination.

For purposes of this Agreement, the “Date of Termination” shall mean (i) if Executive’s employment is terminated by death, the date of death; (ii) if

Executive’s employment is terminated for disability pursuant to Section 7.b., thirty days after the date of delivery of the Notice of Termination; (iii) if Executive’s employment is terminated for Cause pursuant to Section 7.e, the date specified in the Notice of Termination; and (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date agreed to in writing by the Company or Executive. After delivery of a Notice of Termination, the Company may require that Executive cease representing the Company, cease taking any action on behalf of the Company and cease being present at any Company location.

g.	Obligations upon Termination.

i.
The Company’s Obligations to Executive Upon Termination for Cause. In the event the Company terminates Executive’s employment for Cause, Executive shall be entitled to receive (i) reimbursement for any unreimbursed expenses properly incurred prior to the Date of Termination and (ii) any earned but unused vacation time through the Date of Termination. Executive will not be entitled to receive the Termination Payments described in Section 7.g.ii.

ii.
The Company’s Obligations Following Termination Due to Death or Disability, Termination Without Cause by the Company, or Termination by Executive. In the event the Company terminates Executive’s employment for death or Disability, or without Cause, the Company shall be obligated to pay (i) reimbursement for any unreimbursed expenses properly incurred prior to the Date of Termination, (ii) any earned but unused vacation time through the Date of Termination, and (iii) any Termination Payments. For the purposes of this Agreement, “Termination Payments” are defined as the payments to Executive or in the event of Executive’s death to the Graff Marital Trust (or such other persons or entity designated by Executive to receive payments in the event of Executive’s death) over the time period (the “Termination Payment Period”) and in the amount set forth on Exhibit B. Any payments made under this provision shall be made on the same schedule as if Executive’s employment had not been terminated, although the Company reserves the right in its sole discretion to make any partial month payments together with the final full month payment.

iii.
Executive’s Obligations to the Company Following Termination. Except for termination due to death, Disability, or for Misconduct Cause, during the Termination Payment Period Executive agrees, in consideration for the Termination Payments and other valuable consideration, the adequacy and receipt of which Executive acknowledges by executing this Agreement, to reasonably assist the Company to facilitate an orderly transition away from the services Executive previously provided, for a period of up to six months beginning with the Termination Effective Date. It is the intent of the Parties that Executive would spend no more than 25% over an average week of the time Executive previously spent working for the Company to facilitate such a transition.

8.	APPLICATION OF SECTION 409A.

a.
Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement that constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s Separation from service, no amount that constitutes a deferral of compensation that is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

b.
The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

c.
Notwithstanding anything to the contrary in this Agreement, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

9.	MODIFICATION.

No amendment, change, or modification of this Agreement shall be valid unless in writing and signed by duly authorized representatives of both Parties.

10.	SEVERABILITY.

Should a court or arbitrator determine that any paragraph or sentence, or any portion of a paragraph or sentence of this Agreement, is invalid, unenforceable, or void, this determination shall not have the effect of invalidating the remainder of the paragraph, sentence or any other provision of this Agreement. Further, the court or arbitrator should construe this Agreement by limiting and reducing it only to the extent necessary to be enforceable under then applicable law.

11.	NO IMPLIED WAIVER.

The failure of either Party to insist on strict performance of any covenant or obligation under this Agreement, regardless of the length of time for which such failure continues, shall not be deemed a waiver of such Party's right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation under this Agreement shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation.

12.	NOTICE.

Any notice or other communication provided for herein or given hereunder to a Party hereto shall be in writing and shall be given in person, by overnight courier, or by mail (registered or certified mail, postage prepaid, return-receipt requested), to the respective Parties as follows:

If to the Company:

Trupanion, Inc. Attn: CEO _______________
6100 4th Avenue S, Suite 200__________________
Seattle, WA 98108___________________________

If to Executive:

Timothy Graff _____________________________
3055 25th Avenue West_______________________
Seattle, WA 98199___________________________

13.	GOVERNING LAW AND ARBITRATION.

This Agreement shall be governed by the laws of the state of Washington, without giving effect to any choice or conflict of law provision or rule. Except as set forth in Section 6.a.iv, all claims or disputes between the Parties arising out of this Agreement will be subject to binding arbitration and presided over by a single arbiter selected by the American Arbitration Association or a similar body, with the costs of such arbitration initially being borne by the Party requesting the arbitration. The arbitration proceeding will be held in Seattle, Washington. The substantially prevailing party in arbitration shall be entitled to recover its reasonable attorneys’ fees and costs.

14.	SUCCESSORS AND ASSIGNMENT.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. The Company may assign this Agreement to any individual, business, firm, company, partnership, joint venture, organization or other entity who or which may acquire most of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined. This Agreement is personal to Executive and may not be assigned or delegated by him, except pursuant to any valid consulting agreement the Company may enter into to receive certain designated services, and any other such purported assignment or delegation shall be null and void.

15.	NO MITIGATION.

Executive shall not be required to mitigate amounts payable hereunder by seeking other employment or otherwise.

16.	COUNTERPARTS/ELECTRONIC SIGNATURES.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. For purposes of this Agreement, use of a facsimile, e-mail, or other electronic medium shall have the same force and effect as an original signature.

17.	SEVERABILITY.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

18.	INTERPRETATION.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties. No presumption or burden of proof will arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS HAD THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY ATTORNEYS AND OTHER PROFESSIONAL ADVISORS OF SUCH PARTY’S CHOICE, AND THAT SUCH PARTY EITHER (A) HAS CONSULTED WITH ATTORNEYS AND OTHER PROFESSIONAL ADVISORS BEFORE

EXECUTING AND DELIVERING THIS AGREEMENT OR (B) HAS VOLUNTARILY AND FREELY CHOSEN NOT TO CONSULT WITH ATTORNEYS AND OTHER PROFESSIONAL ADVISORS BEFORE EXECUTING AND DELIVERING THIS AGREEMENT.

19.	ENTIRE AGREEMENT.

This Agreement, constitutes the final, complete, and exclusive statement of the agreement of the Parties with respect to the subject matter hereof, and supersedes any and all other prior and contemporaneous agreements and understandings, both written and oral, between the Parties.

20. HEADINGS.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

21. FURTHER ASSURANCES.

The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

EXHIBIT A

VARIABLE SALARY COMPENSATION

The Company shall pay to Executive a Monthly Salary as per the table below:

	Monthly Gross Earned Premium in Other Revenue	PAYMENT to Executive
Band ID	Gross Earned Premium (GEP)	Commission %
1	If the monthly GEP is < $166,666 = No Payment	0.000000%
2	If the monthly GEP is $166,667 or > but < $249,999	0.2507330%
3	If the monthly GEP is $250,00 or > but < $333,332	0.3973031%
4	If the monthly GEP is $333,333 or > but < $416,666	0.5012154%
5	If the monthly GEP is $416,667 or > but < $833,332	0.5817478%
6	If the monthly GEP is $833,333 or > but < $1,233,332	0.8312552%
7	If the monthly GEP is $1,233,333 or > but < $4,166,666	0.9375000%
8	If the monthly GEP is $4,166,667 or > but < $8,333,332	1.2500000%
9	If the monthly GEP is $8,333,333 or > but < $24,999,999	1.4062500%
10	If the monthly GEP is $25,000,000 or >	1.5625000%

Verbal Description of the process:
1.     Every month Finance captures and records the GEP for all business classified as Other Revenue. For purposes of this Agreement, the Parties agree that when defining “Other Revenue” they will attempt to classify Other Revenue consistent with how the Company records “Other Revenue” business on its financial statements.  For the purposes of this Agreement, “Other Revenue” is defined as any business (1) where the Company is not directly performing the marketing of the policy to consumers or (2) where the cancellation pattern of a sub-segment of the Company’s business may be positively or negatively affected by the execution or termination of a contract with a person or entity that could result in numerous pets owned by different policyholders enrolling or cancelling over a period of time.

In addition, to avoid confusion regarding potential exceptions or differing interpretations regarding this definition, the Parties agree that APIC’s President and Trupanion, Inc.’s CFO will jointly agree at the inception of each new transaction that might lead to the generation of “Other Revenue” on whether premium arising from that transaction should be eligible for compensation under this Agreement.  Once that determination has been made and a transaction has been classified as “included in Other Revenue” for the purposes of this Agreement, all future earned premium associated with that transaction will be included in the monthly earned premium calculation.  To avoid any doubt, the Parties agree to record and track earned premium at the transaction level and share this data monthly as accompanying support to the monthly payments being made under this Agreement.

2. Once the GEP for the month is known and booked, Finance compares the GEP in the month to the monthly GEP bands described in the above table.
3. Once the correct commission band is determined, Finance multiplies the actual GEP in the month by the commission percentage and processes the payment accordingly.
Example (1)
GEP in July 2017 is $1,553,444. That slots into band 7, i.e. above $1,233,333 but less than $4,166,666.
Pay Executive $1,553,444 * 0.9375% =	$14,563.54

Example (2)
GEP in Sept 2019 is $4,177,000. That slots into band 8, i.e. above $4,166,667 but less than $8,333,332.
Pay Executive $4,177,000 * 1.25% =	$52,212.50

Example (3)
GEP in Oct 2019 drops to $4,150,000. That slots into band 7 i.e. above $1,233,333 but less than $4,166,666.
Pay Executive $4,150,000 * 0.9375% =	$38,906.25

EXHIBIT B

TERMINATION PAYMENT SCHEDULE

Effective Date of Termination	Amount of Payment per Month	Number of Months Payable Beginning on the Termination Effective Date
Before 1/1/2018	None	Not applicable
After 1/1/2018	The average of the monthly amount payable to Executive pursuant to Exhibit A over the three full months prior to the Termination Effective Date.	Six months plus 0.5 months for each full month of employment completed after 1/1/2018 up to a maximum of 24 months.

EXHIBIT C

LIST OF PRIOR INVENTIONS AND
ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description